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[BANK 1 ONE Logo]



                                May 27, 1994

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43215

  Re: BANC ONE CORPORATION Registration Statement on Form S-4 (Liberty National Bancorp, Inc.)


Gentlemen:

I have acted as counsel to BANC ONE CORPORATION ("BANC ONE") in connection with the Registration Statement on Form S-4 to be filed by BANC ONE with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance of up to 26,813,439 shares of common stock, no par value, of BANC ONE (the "Shares") to the shareholders of Liberty National Bancorp, Inc. ("LIBERTY") in connection with the merger (the "Merger") of Aaron Acquisition Corporation ("Acquisition Corp."), a wholly owned subsidiary of BANC ONE with and into LIBERTY, pursuant to the terms of a Merger Agreement dated November 2, 1993, as amended, by and among LIBERTY, BANC ONE and Acquisition Corp. (the "Merger Agreement").

In this connection, I have examined such corporate records and other documents and certificates of public officials as I have deemed necessary in order to render the opinion set forth below.

Based upon the foregoing, it is my opinion that upon the satisfaction of certain conditions provided for in the Merger Agreement, the Shares, when issued and delivered pursuant to the provisions of the Merger Agreement and upon consummation of the Merger, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Lee S. Adams
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Lee S. Adams
Deputy General Counsel


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